Exhibit 99.2

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, President Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. TO PRESENT AT

MASTER LIMITED PARTNERSHIP SYMPOSIUM

Monday, December 3, 2012	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (NYSE: TLP) today announced that management will participate in the Wells Fargo Securities 11th Annual MLP Symposium to be held at the New York Palace Hotel in New York City on December 4, 2012.  A copy of the presentation will be available beginning December 4, 2012, on TransMontaigne Partners’ website: www.transmontaignepartners.com on the Investor Relations/Management Presentations page.  Management is scheduled to present at 3:30 p.m. (EST) on Tuesday, December 4, 2021.  A live webcast of the presentation will be available by accessing  http://cc.talkpoint.com/well001/120412a_hr/?entity=3_FWNNITU. An audio-only replay of the presentation will be available for up to 90 days by accessing the address above.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release and the presentation by representatives of TransMontaigne Partners L.P. include statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K/A, Amendment No. 1, for the year ended December 31, 2011, filed with the Securities and Exchange Commission on May 3, 2012.

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1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com